Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kevin T. Thompson	Tim Dirrim
	Executive Vice President	Vice President
	Chief Financial Officer	Corporate Communications
	Sky Financial Group, Inc.	Sky Financial Group, Inc.
	(419) 254-6068	(419) 327-6330

Sky Financial Group Announces Balance Sheet Restructuring

•	Completes balance sheet integration of Union Federal and Perpetual acquisitions

•	Strengthens capital ratios

•	Maintains balanced interest rate risk position

•	Enhances net interest margin

•	Improves future earnings outlook

•	Fourth quarter charge of $.08 per diluted share

November 15, 2006 - Bowling Green, Ohio - Sky Financial Group, Inc. (NASDAQ: SKYF) today announced the restructuring of its balance sheet, which is designed to strengthen capital ratios, maintain a sound interest rate risk position, enhance the net interest margin and improve future earnings following the completion of its recent acquisitions of Union Federal Bank and Perpetual Savings Bank. As a result of the restructuring actions, Sky expects to incur net charges of approximately $9.3 million after tax, or $.08 per diluted share in the quarter ended December 31, 2006; however, shareholders’ equity will be minimally impacted as the decline in market value of investments is currently reflected in “accumulated other comprehensive loss” within shareholders’ equity.

“With the completion of our Union Federal and Perpetual Savings acquisitions, it was prudent for us to ensure that Sky’s balance sheet was optimally positioned for the current interest rate environment,” stated Marty E. Adams, chairman, president and chief executive officer. “These restructuring actions will create a stronger, more efficient balance sheet that will also generate higher, more reliable returns for our shareholders going forward.”

The restructuring actions will result in a reduction in total assets of approximately $600 million during the fourth quarter and Sky now expects its tangible equity ratio at year-end to be between 6.05% and 6.10%. The reduction in assets includes the sale of approximately $512 million of available-for-sale, fixed-rate investment securities with an average yield of 3.74% and the elimination of federal funds sold coming from the Union Federal acquisition. With the sale proceeds, Sky will pay off approximately $255 million of FHLB advances and $72 million of borrowings with a current combined average cost of 5.93% and reduce federal funds purchased. In addition to de-leveraging the balance sheet, these actions will improve the net interest margin and increase net interest income. Sky expects to recover the costs to execute these actions through higher earnings over the next two years.

Forward-looking Statement

The information in this press release contains forward-looking statements including certain projections, plans and forecasts of expected future performance that are not historical facts and are subject to a number of risks and uncertainties. These forward-looking statements include, but are not limited to, the characterization of the future effects of the restructuring plan on balance sheet strength, capital ratios, net interest margin and earnings prospects. Actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. For a summary of important factors that could affect Sky’s forward-looking statements, please refer to Sky’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Sky undertakes no obligation to update or revise these statements following the date of this release.

About Sky Financial Group, Inc.

Sky Financial Group is a $17.6 billion diversified financial holding company. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. Committed to providing clients with personal attention and professional advice from over 330 financial centers and over 400 ATMs, Sky serves communities in Ohio, Pennsylvania, Indiana, Michigan and West Virginia. Sky’s financial service affiliates include: Sky Bank and Perpetual Savings Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. The company is located on the web at www.skyfi.com.

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